July 10, 1996



Ms. Marion G. Hilferty
c/o SCIENCE MANAGEMENT CORPORATION
721 Route 202-206
Bridgewater, New Jersey  08807

Dear Marion:

This letter will confirm our agreement with respect to your responsibilities and personal remuneration as Vice President/Administration & Secretary of Science Management Corporation and is effective for the three year period beginning as of the effective date of the Corporation's approved Plan of Reorganization, renewable with the agreement of both parties.

Base Salary
-----------
Effective as of the effective date of the Plan of Reorganization, you will be paid an annual base salary of not less than $74,225 per annum. Such salary shall be subject to annual review by the Chairman, President & Chief Executive Officer and ratification by the Board of Directors.

Discretionary Bonus
-------------------
In addition, you will be eligible to receive an annual discretionary bonus up to 10% of your base salary which shall be recommended to the Board by me and will be subject to the Board's approval.

Employee Benefits
-----------------
You will be eligible to continue to participate in various benefit plans offered by the Company. Such plans currently include:

     1. A completely company-paid life insurance policy in an amount equal to twice your annual rate of base salary.

     2. Health and Dental Insurance. The Company provides a comprehensive medical and dental insurance plan to employees for single or single and dependent coverage.


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Ms. Marion G. Hilferty
July 10, 1996
Page 2


          As an alternative, you may choose to enroll in a Health Maintenance Organization (HMO) if SMC offers one in your geographic area.

     3. A completely company-paid, long-term disability benefit that covers you during travel for the company in the amount of $100,000.

     4. A completely paid long-term disability benefit program. If disability, as a result of sickness or accident arises either off the job or on the job, you will be eligible for benefits equaling 60% of your basic monthly salary to a maximum benefit of $6,000 per month after such disability has precluded the performance of duties for a period of 90 days.

     5. Company-paid vacation and holidays in accordance with our standard policy.

     6.   The SMC Employee Capital Accumulation Plan, 401(k).

Expenses
--------
All business expenses must be fully documented with appropriate receipts and submitted to me for approval prior to reimbursement in accordance with the Company's usual practices.

Termination
-----------
Your employment may be terminated by the Company at any time, with or without cause. In the event of your termination of employment by the Company, without cause, your base salary will be paid to the end of the sixth month following which notice of termination was given. If, however, during such period of notice of termination, you should earn a salary or other compensation from your personal employment by another firm or individual, you agree to report such earnings to Science Management Corporation and such earnings shall be credited against termination payments made by the Corporation.


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Ms. Marion G. Hilferty
July 10, 1996
Page 3



In addition, in the event of your termination without cause prior to the expiration of three years from the first date of your employment term hereunder, you shall receive an additional sum of $5,000 per year (or such proportional share thereof) for each year left on your employment agreement, payable within 30 days following such termination. Your rights, should you claim you have been wrongfully terminated, shall be limited to the amount payable pursuant to this paragraph.

Confidentiality
---------------
You also agree that you will not at any time, either directly or indirectly, disclose to or utilize on behalf of yourself or any other individual or entity any trade secrets or confidential information of the Company and its subsidiaries, including, without limitation, customer names and information, financial information, marketing plans or strategies, projections, discoveries, ideas, designs, research and development materials, processes, procedures or know-how. Upon expiration of your employment with the Company, you will return to the Company any and all documentation containing or pertaining to trade secrets or confidential information of the Company.

Applicable Law
--------------
This letter agreement shall be governed by and construed under the laws of the State of New Jersey.

Please sign and return one copy of this letter agreement.

Sincerely,



James A. Skidmore, Jr.
Chairman, President and
Chief Executive Officer